Exhibit 4.1

FOURTH AMENDMENT TO RIGHTS AGREEMENT

THIS FOURTH AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of November 10, 2015, by and between BIOLASE, INC., a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., as successor to U.S. Stock Transfer Corporation, a California corporation (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of December 31, 1998 (as amended as of December 19, 2008, March 17, 2014 and November 3, 2014, the “Agreement”);

WHEREAS, Section 27 of the Agreement provides, among other things, that, prior to a Section 11(a)(ii) Event, a Section 13(a) Event, the Redemption Date or the Expiration Date, the Board of Directors of the Company may, from time to time, supplement or amend any provision of the Agreement in any manner without the approval of any holders of Rights;

WHEREAS, no Section 11(a)(ii) Event, Section 13(a) Event, Redemption Date or Expiration Date has occurred as of the date hereof;

WHEREAS, the Board of Directors of the Company has determined it is in the best interests of the Company and its stockholders to amend the Agreement as set forth herein; and

WHEREAS, pursuant to its authority under Section 27 of the Agreement, the Board of Directors of the Company has authorized and approved this Amendment to the Agreement.

NOW, THEREFORE, for good consideration, the adequacy of which is hereby acknowledged, the Company hereby agrees to amend the Agreement as follows and directs the Rights Agent to execute this Amendment:

1. Section 1 of the Agreement is hereby amended by amending and restating the definition of “Expiration Date” as follows:

“Expiration Date” shall mean November 10, 2015.

All references to December 31, 2018 in Exhibit A to the Agreement shall be deemed to refer to November 10, 2015

2. This Amendment is effective as of the date first set forth above.

3. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

4. This Amendment may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

5. Except as modified hereby, the Agreement is reaffirmed in all respects, and all references therein to “the Agreement” shall mean the Agreement, as modified hereby. Notwithstanding anything to the contrary herein or in the Agreement, each of the Company and the Rights Agent hereby acknowledges and agrees that at the Close of Business on the Expiration Date (as amended hereby), the Agreement shall terminate and be of no further force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

BIOLASE, INC.

/s/ Michael Carroll
By: Michael Carroll Its: Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

/s/ Dennis V. Moccia
By: Dennis V. Moccia
Its: Manager, Contract Administration